Securities Act File No. 333-288210

As filed with the Securities and Exchange Commission on November 18, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☑

(Check appropriate box or boxes.)

GOLDMAN SACHS ETF TRUST

(Exact Name of Registrant as Specified in Charter)

200 West Street

New York, New York 10282

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code (212) 902-1000

ROBERT GRIFFITH, ESQ.

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

(Name and Address of Agent for Service)

COPY TO:

STEPHEN H. BIER, ESQ.

ALLISON M. FUMAI, ESQ.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933 (the “Securities Act”).

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganizations of the Goldman Sachs Enhanced U.S. Equity Fund, Goldman Sachs Focused Value Fund, Goldman Sachs Strategic Growth Fund and Goldman Sachs Technology Opportunities Fund, each a series of Goldman Sachs Trust, with and into Goldman Sachs Enhanced U.S. Equity ETF, Goldman Sachs Growth Opportunities ETF, Goldman Sachs Value Opportunities ETF and Goldman Sachs Technology Opportunities ETF, each a series of Goldman Sachs ETF Trust, as required by Item 16(12) of Form  N-14.

Parts A and B are incorporated herein by reference to the definitive Combined Information Statement/Prospectus and the definitive Statement of Additional Information filed pursuant to Rule 485(b) under the Securities Act on August 8, 2025 (Accession No. 0001193125-25-177045).

PART C: OTHER INFORMATION

Item 15. Indemnification

Article VII, Section 7.5 of the Amended and Restated Declaration of Trust of the Registrant, a Delaware statutory trust, provides for indemnification of the Trustees, officers and employees of the Registrant by the Registrant, subject to certain limitations. The Amended and Restated Declaration of Trust is incorporated by reference to Exhibit (1)(b).

Section 6 of the Distribution Agreement between the Registrant and Distributor dated March 26, 2015, provides that the Registrant will indemnify Distributor against certain liabilities, subject to certain conditions. A copy of the Distribution Agreement is incorporated by reference as Exhibit (e), to the Registrant’s Registration Statement.

Fund and trustees and officers liability policies purchased jointly by the Registrant and other registered investment companies for which the trustees and officers serve as such insure such persons and their respective trustees, partners, officers and employees, subject to the policies’ coverage limits and exclusions and varying deductibles, against loss resulting from claims by reason of any act, error, omission, misstatement, misleading statement, neglect or breach of duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

(1)	(a)	Certificate of Trust of the Registrant dated December 16, 2009 (incorporated by reference from Pre-Effective Amendment No. 1 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed May 4, 2015)

	(b)	Amended and Restated Declaration of Trust dated September 20, 2022 (incorporated by reference from Post-Effective Amendment No. 466 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed September 30, 2022)

	(c)	Form of Amended Schedule A dated June 18, 2025, to the Amended and Restated Declaration of Trust dated September 20, 2022 (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

(2)	Amended and Restated By-laws dated July 22, 2021 (incorporated by reference from Post-Effective Amendment No. 369 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed July 26, 2021)

(3)	Not applicable.

(4)	Form of Agreement and Plan of Reorganization is included in Part A to this Registration Statement.

(5)	Not applicable.

(6)	(a)	Management Agreement between Registrant and Goldman Sachs Asset Management, L.P. (with respect to ActiveBeta® Emerging Markets Equity ETF) (incorporated by reference from Pre-Effective Amendment No. 3 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed September 11, 2015)

(b)	Form of Management Agreement between Registrant and Goldman Sachs Asset Management, L.P. (with respect to ActiveBeta® Europe Equity ETF, ActiveBeta® International Equity ETF, ActiveBeta® Japan Equity ETF, ActiveBeta® U.S. Large Cap Equity ETF and ActiveBeta® U.S. Small Cap Equity ETF) (incorporated by reference from Post-Effective Amendment No. 10 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed May 25, 2016)

(c)	Form of Amended Annex A to the Management Agreement between Registrant and Goldman Sachs Asset Management, L.P. (with respect to all series of Registrant except ActiveBeta® Emerging Markets Equity ETF) (incorporated by reference from the Trust’s registration statement on Form N-1A, SEC File No. 333-288210, filed June 20, 2025)

(7)	(a)	Distribution Agreement dated March 26, 2015 between Registrant and ALPS Distributors, Inc. (incorporated by reference from Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 7, 2015)

	(b)	Distribution Agreement dated April 16, 2018 between Registrant and ALPS Distributors, Inc. (incorporated by reference from Post-Effective Amendment No. 126 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 27, 2018)

	(c)	Form of Amendment to Distribution Agreement between Registrant and ALPS Distributors, Inc. (incorporated by reference from Post-Effective Amendment No. 126 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 27, 2018)

(8)		Not applicable.

(9)	(a)	Custody Agreement dated April 5, 2011 between Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 279 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed April 28, 2011)

	(b)	Letter Amendment to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 7, 2015)

	(c)	Letter Amendment dated October 20, 2015 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 518 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed January 15, 2016)

	(d)	Amendment dated January 6, 2016 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 523 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed January 29, 2016)

	(e)	Amendment dated March 1, 2016 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Financial Square Tax-Exempt Money Market Fund and Goldman Sachs Investor Tax-Exempt Money Market Fund) (incorporated by reference from Post-Effective Amendment No. 559 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed May 20, 2016)

	(f)	Amendment dated June 13, 2016 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Hedge Industry VIP ETF) (incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 22, 2017)

	(g)	Amendment dated August 29, 2016 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Treasury Access 0-1 Year ETF) (incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 22, 2017)

	(h)	Amendment dated April 5, 2017 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Access Emerging Markets Local Currency Bond ETF, Goldman Sachs Access High Yield Corporate Bond ETF and Goldman Sachs Access Investment Grade Corporate Bond ETF) (incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 22, 2017)

	(i)	Amendment dated May 10, 2017 to the Custodian Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Equal Weight U.S. Large Cap Equity ETF) (incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 22, 2017)

	(j)	Amendment dated December 10, 2018 to the Custody Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 202 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed May 10, 2019)

	(k)	Amendment dated July 12, 2019 to the Custody Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (certain equity funds) (incorporated by reference from Post-Effective Amendment No. 778 to the Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed December 20, 2019)

	(l)	Amendment dated December 13, 2019 to the Custody Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 281 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed July 6, 2020)

	(m)	Letter Amendment dated March 10, 2022 to the Custody Agreement between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund, Cayman Commodity-MFS, LLC, and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 498 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2022)

	(n)	Amendment dated October 12, 2023 to the Custody Agreement between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund, Cayman Commodity-MFS, LLC, and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 618 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2023)

	(o)	Amendment dated June 9, 2025 to the Custody Agreement between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund, Cayman Commodity-MFS, LLC, and The Bank of New York Mellon (incorporated by reference from the Trust’s registration statement on Form N-1A, SEC File No. 333-288210, filed June 20, 2025)

	(p)	Amendment dated August June 9, 2025 to the Custody Agreement between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust, Goldman Sachs Real Estate Diversified Income Fund, Cayman Commodity-MFS, LLC, Goldman Sachs ETF Trust II, and The Bank of New York Mellon (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

	(10)	Distribution and Service Plan (incorporated by reference from Pre-Effective Amendment No. 3 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed September 11, 2015)

	(11)	Opinion and Consent of Dechert LLP (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

(12)	(a)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Enhanced U.S. Equity Fund with respect solely to each transaction between the Goldman Sachs Enhanced U.S. Equity Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)

(12)	(b)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Strategic Growth Fund with respect solely to each transaction between the Goldman Sachs Strategic Growth Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)

(12)	(c)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Focused Value Fund with respect solely to each transaction between the Goldman Sachs Focused Value Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)

(13)	(a)	Transfer Agency and Service Agreement between Registrant and The Bank of New York Mellon (incorporated by reference from Pre-Effective Amendment No. 3 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed September 11, 2015)

	(b)	Amendment dated December 10, 2018 to the Transfer Agency and Service Agreement between Registrant and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 202 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed May 10, 2019)

	(c)	Amendment dated December 13, 2019 to the Transfer Agency and Service Agreement between Registrant and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 281 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed July 6, 2020)

(d)	Form of Authorized Participant Agreement (incorporated by reference from Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 7, 2015)

(e)	Fund Administration and Accounting Agreement dated April 5, 2011 between Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 279 to the Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed April 28, 2011)

(f)	Letter Amendment to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed August 7, 2015)

(g)	License Agreement between the Trust and Goldman Sachs Asset Management, L.P. (incorporated by reference from Pre-Effective Amendment No. 3 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed September 11, 2015)

(h)	Letter Amendment dated October 20, 2015 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 3 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed February 8, 2016)

(i)	Amendment dated January 6, 2016 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 523 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed January 29, 2016)

(j)	Amendment dated March 1, 2016 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (Goldman Sachs Financial Square Tax-Exempt Money Market Fund and Goldman Sachs Investor Tax-Exempt Money Market Fund) (incorporated by reference from Post-Effective Amendment No. 559 to Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed May 20, 2016)

(k)	Amendment dated December 10, 2018 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 202 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed May 10, 2019)

(l)	Amendment dated July 12, 2019 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Registrant and The Bank of New York Mellon (certain equity funds) (incorporated by reference from Post-Effective Amendment No. 778 to the Goldman Sachs Trust’s registration statement on Form N-1A, SEC File No. 33-17619, filed December 20, 2019)

(m)	Amendment dated December 13, 2019 to the Fund Administration and Accounting Agreement dated April 28, 2016 between Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Registrant and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 281 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed July 6, 2020)

	(n)	Expense Limitation Agreement between Registrant and Goldman Sachs Asset Management, L.P. relating to Goldman Sachs ActiveBeta® Emerging Markets Equity ETF (incorporated by reference from Post-Effective Amendment No. 72 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed July 6, 2017)

	(o)	Letter Amendment dated March 10, 2022 to the Transfer Agency and Service Agreement between Registrant, Goldman Sachs ETF Trust II and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 498 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2022)

	(p)	Letter Amendment dated March 17, 2022 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust II, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund and Cayman Commodity-MFS, LLC and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 498 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2022)

	(q)	Form of Fund of Funds Investment Agreement (incorporated by reference from Post-Effective Amendment No. 498 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2022)

	(r)	Amendment dated October 12, 2023 to the Transfer Agency and Service Agreement between Registrant, Goldman Sachs ETF Trust II and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 618 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2023)

	(s)	Amendment dated October 12, 2023 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund and Cayman Commodity-MFS, LLC and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 618 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 27, 2023)

	(t)	Amendment dated May 31, 2024 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund and Cayman Commodity-MFS, LLC and The Bank of New York Mellon (incorporated by reference from Post-Effective Amendment No. 672 to the Trust’s registration statement on Form N-1A, SEC File No. 333-200933, filed December 26, 2024)

	(u)	Amendment dated June 9, 2025 to the Transfer Agency and Service Agreement between Registrant and The Bank of New York Mellon (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

	(v)	Amendment dated June 9, 2025 to the Fund Administration and Accounting Agreement dated April 5, 2011 between Registrant, Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs ETF Trust II, Goldman Sachs Real Estate Diversified Income Fund and Cayman Commodity-MFS, LLC and The Bank of New York Mellon (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

(14)		Consent of Independent Registered Public Accounting Firm (incorporated by reference from Post-Effective Amendment No. 1 to the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed August 8, 2025)

(15)		Not applicable.

(16)		Powers of Attorney for James A. McNamara, Joseph F. DiMaria, Gregory G. Weaver, Cheryl K. Beebe, Dwight L. Bush, Kathryn A. Cassidy, John G. Chou, Joaquin Delgado, Eileen H. Dowling, Lawrence Hughes, John F. Killian, Steven D. Krichmar, Michael Latham and Lawrence W. Stranghoener (incorporated by reference from the Trust’s registration statement on Form N-14, SEC File No. 333-288210, filed June 20, 2025)

(17)	Not applicable.

(18)	Not applicable.

Item 17. Undertakings

(1)

The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933 [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)

The undersigned Registrant agrees to file in a Post-effective Amendment to this Registration Statement a final tax opinion for the Goldman Sachs Technology Opportunities ETF within a reasonable time after the close of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on the 18th day of November, 2025.

GOLDMAN SACHS ETF TRUST
(A Delaware statutory trust)

By:	/s/ Robert Griffith
Robert Griffith
Secretary

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

[1]James A. McNamara James A. McNamara	President (Chief Executive Officer) and Trustee	November 18, 2025

[1]Joseph F. DiMaria Joseph F. DiMaria	Treasurer, Principal Financial Officer and Principal Accounting Officer	November 18, 2025

[1]Gregory G. Weaver Gregory G. Weaver	Chair and Trustee	November 18, 2025

[1]Cheryl K. Beebe Cheryl K. Beebe	Trustee	November 18, 2025

[1]Dwight L. Bush Dwight L. Bush	Trustee	November 18, 2025

[1]Kathryn A. Cassidy Kathryn A. Cassidy	Trustee	November 18, 2025

[1]John G. Chou John G. Chou	Trustee	November 18, 2025

[1]Joaquin Delgado Joaquin Delgado	Trustee	November 18, 2025

[1]Eileen H. Dowling Eileen H. Dowling	Trustee	November 18, 2025

[1]Lawrence Hughes Lawrence Hughes	Trustee	November 18, 2025

[1]John F. Killian John F. Killian	Trustee	November 18, 2025

[1]Steven D. Krichmar Steven D. Krichmar	Trustee	November 18, 2025

[1]Michael Latham Michael Latham	Trustee	November 18, 2025

[1]Lawrence W. Stranghoener Lawrence W. Stranghoener	Trustee	November 18, 2025

By:	/s/ Robert Griffith
Robert Griffith,
Attorney-In-Fact

[1]	Pursuant to powers of attorney filed herewith.

CERTIFICATE

The undersigned Secretary for Goldman Sachs ETF Trust (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution at a meeting of the Board held on June 17-18, 2025.

RESOLVED, that Trustees and officers of the Trust who may be required to sign the Trust’s filings on Form N-14 and any and all amendments thereto be, and each hereby is, authorized to execute a power of attorney appointing Caroline L. Kraus, James A. McNamara, Joseph F. DiMaria, and Robert Griffith, jointly and severally, as their attorneys-in-fact, each with power of substitution, for said Trustees and officers in any and all capacities to sign the Trust’s filings on Form N-14 for the Goldman Sachs Enhanced U.S. Equity ETF, Goldman Sachs Growth Opportunities ETF, Goldman Sachs Technology Opportunities ETF and Goldman Sachs Value Opportunities ETF, (the “Funds”) and any and all amendments to such filings on Form N-14, and to file the same, with exhibits thereto, if any, and other documents in connection therewith, with the SEC and with other federal, state, foreign and quasi-governmental agencies and such other instruments related to compliance with certain of the federal securities laws and other applicable federal, state, foreign and quasi-governmental filings, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof; and be it further

RESOLVED, that the officers of the Trust be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Fund counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

Dated: November 18, 2025

/s/ Robert Griffith
Robert Griffith,
Secretary

EXHIBIT INDEX

(12)(a)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Enhanced U.S. Equity Fund with respect solely to each transaction between the Goldman Sachs Enhanced U.S. Equity Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)

(12)(b)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Strategic Growth Fund with respect solely to each transaction between the Goldman Sachs Strategic Growth Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)

(12)(c)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders of Goldman Sachs Focused Value Fund with respect solely to each transaction between the Goldman Sachs Focused Value Fund and its corresponding Acquiring Fund pursuant to the Form of Agreement and Plan of Reorganization and Liquidation (filed herewith)